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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-32821 of CalEnergy Company, Inc., CalEnergy Capital Trust IV, CalEnergy Capital Trust V, and CalEnergy Capital Trust VI on Form S-3 of our reports dated January 31, 1997 (February 27, 1997 as to Notes 6 and 20 to the consolidated financial statements), appearing in and incorporated by reference in the Annual Report on Form 10-K of CalEnergy Company, Inc. for the year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
September 17, 1997